PHREESIA, INC.

THIRD AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Third Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Phreesia, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

I.Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

II.     Additional Annual Retainer for Non-Executive Chair of the Board: $45,000, plus up to an additional $95,000 depending upon contributions and committee responsibilities.

III. Additional Retainers for Committee Membership:

Audit Committee Chair: $25,000

Audit Committee member: $10,000

Compensation Committee Chair: $15,000

Compensation Committee member: $7,500

Nominating and Corporate Governance Committee Chair: $10,000

Nominating and Corporate Governance Committee member: $5,000

Note: Committee chair retainers and committee member retainers are in addition to retainer for general service as a member of the Board of Directors.

Cash Retainer Election: Non-employee directors may elect to receive all of their annual cash retainer in the form of an equity award of unrestricted stock having a Value (as defined below) equal to the amount of such compensation. To make such an election, the non-employee director must notify the Board of Directors and specify that he or she wishes to receive such cash compensation in the form of fully-vested shares of common stock.

Equity Retainers

All grants of equity retainer awards to nonemployee directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

I.Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units, the product of (A) the closing market price on The New York Stock Exchange (NYSE) (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares pursuant to such award.

II. Revisions. Subject to approval from the Board of Directors, the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

III. Initial Award: An initial, one-time restricted stock unit award with a Value equal to the sum of (i) $185,000 (the “New Hire Award”) plus (ii) $185,000 (which shall be pro-rated based on the estimated number of calendar days to be served from the date the nonemployee director joins the Board of Directors through the anticipated date of the next Annual Meeting of Stockholders (the “Annual Meeting”)) (the “Pro-Rated Initial Award,” and with the New Hire Award, the “Initial Award”) will be granted to each new non-employee director upon his or her election or appointment to the Board of Directors. The New Hire Award shall vest over four years, with 25% of the restricted stock units vesting on the first, second, third and fourth anniversaries of the non-employee director’s election or appointment to the Board of Directors; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Pro-Rated Initial Award shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Award applies only to non-employee directors who are first elected or appointed to the Board of Directors subsequent to the Company’s initial public offering.

IV.    Annual Award: On each date of the Company’s Annual Meeting, each continuing non-employee member of the Board of Directors will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $185,000, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

V. Acceleration: All equity awards granted pursuant to this Policy shall vest in full immediately prior to, but conditioned upon, the closing of a Sale Event (as defined in the 2019 Stock Option and Incentive Plan). Additionally, upon a non-employee director’s death or disability, all equity awards granted to the non-employee director pursuant to this Policy shall vest in full as of such termination date.

Deferred Compensation Program

Non-employee directors shall be eligible to defer cash and/or equity retainers in accordance with any non-employee director compensation program that may be in effect from time-to-time.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Originally adopted by the Board of Directors on June 5, 2019.

Amended and restated by the Board of Directors on June 17, 2022.